                                                                   Exhibit 12.01


                             K & F INDUSTRIES, INC.
       STATEMENT OF COMPUTATION OF EARNINGS (DEFICIENCY) TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                  Year Ended                     Nine Months Ended
                                                  December 31,                      December 31,            Year Ended March 31,
                                      -----------------------------------      ----------------------      ----------------------
                                        1998         1997          1996          1996          1995          1996          1995
                                      --------     --------      --------      --------      --------      --------      --------
Income (loss) before income taxes     $ 45,104     $ 20,868      $ 13,052      $ 14,963      $  2,418      $    507      ($10,173)

Fixed Charges (b) (1)                   46,989       36,574        39,934        29,148        33,130        43,340        48,171

Less: capitalized interest                   0         (175)         (568)         (568)            0          (105)            0
                                      --------     --------      --------      --------      --------      --------      --------
Earnings (a) (2)                      $ 92,093     $ 57,267      $ 52,418      $ 43,543      $ 35,548      $ 43,742      $ 37,998
                                      ========     ========      ========      ========      ========      ========      ========
Ratio of earnings available to
   cover fixed charges
   (2) / (1)                              1.96         1.57          1.31          1.49          1.07          1.01

Deficiency of earnings available to
   cover fixed charges
   (2) - (1)                                                                                                             ($10,173)


Note (a) Earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest).

Note (b) Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt issuance costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense).